Exhibit 99.1

April 2016

Dear Fellow Shareholders,
As you open Invacare’s 2015 annual report, you are opening the cover of a progress report about a company transforming itself to be a long-term leader in post-acute care following years of declining sales and disappointing financial results. With new leadership, clear priorities and capital to accelerate its recovery, Invacare is on its way to being a leader in a global healthcare revolution.
I joined Invacare as CEO in April 2015. Having been in the medical device industry for years, I have seen shifts in reimbursement, markets and technology. I have never before seen such a confluence of reinforcing pressures as we have now, and never as much opportunity. I want to take the occasion of our annual report to summarize my view on the industry, highlight our strategy and outline our path forward.
Benefitting from good fundamentals
The world’s population is growing and more people are requiring healthcare. Regardless of their age or physical challenges, people want to be active and engage with the world around them. At the same time, private and public budgets for healthcare spending are growing more slowly. The squeeze between healthcare demand and funding is driving ever more judicious healthcare spending – spending on clearer cases of need, preference for therapies that demonstrate better clinical benefits, accountability for total cost of care and better outcomes. As a result, payors and acute care providers are migrating therapies to alternative settings – ambulatory care centers, specialized residential facilities and at home – where costs are lower, outcomes are better and where patients prefer to be treated. These are long-term shifts in healthcare and the characteristics of an environment where Invacare can win.
Invacare provides medical device solutions for congenital, acquired and degenerative conditions. In these circumstances, the people who use our devices may be otherwise challenged with basic needs of living, or may be immobile or dependent on others for essential care. Unfortunately, there are rarely cures for many of these conditions, and our solutions may be part of a life-long therapy. Our solutions help people with these challenges in four areas of care: move, breathe, rest and hygiene. Using our medical devices, people can engage with their family, community and the world around them and live as independently as possible. We are passionate about the medical solutions we create.
Our devices are found in residential care facilities, rehabilitation centers and in homes. We work with customers who provide our medical devices to consumers in exchange for healthcare reimbursement or direct payment. Our customers include medical equipment providers with retail and e-commerce outlets, residential living operators, government payors and distributors.
Through a history of acquisitions and organic growth, Invacare built its market leadership with the broadest product portfolio in the industry. Today, the portfolio ranges from highly differentiated clinically complex devices to basic aids for daily living. Historically, this breadth has been an advantage, as customers have desired to work with companies that have the broadest portfolio in order to simplify their purchasing and to make their own offering more consistent. More recently, challenges have emerged that make success with that strategy increasingly difficult.
As a result of economic pressures affecting healthcare spending, our industry has been faced with substantial reimbursement reductions. This has led to commercial channel disintermediation and customer consolidation. Now there is more competition and providers have easier access to low-cost foreign supply alternatives. Tightening industry economics are converging with the increasing costs and complexity of running a medical device business. These long-term trends are forcing us to evaluate our strategy.

To continue to serve our customers and the people who use our medical devices and to improve our financial performance, Invacare must change. We need to focus our resources where we add the most value for our customers and consumers and where we can create a sustainable financial return for our shareholders. We have to make quality a priority.
In the post-acute care medical device industry, Invacare is a clear innovator. Our passion for making life’s experiences possible for the people who use our devices has led to our legacy of differentiated technology and teams of experts who continue to innovate. We have a pipeline of new products in multiple brands and subsidiaries that will continue to bring clinical innovations. Our stable of world-class clinical expertise and technology includes:

•	proprietary custom power wheelchair technology (Invacare);

•	electromotive technology (Alber);

•	alternative drive controls (Adaptive Switch Labs);

•	functional and aesthetic custom manual wheelchair design (Küschall);

•	elite recreational sports equipment (Top End);

•	patient-specific custom seating (PinDot);

•	pediatric and adult tilt-in-space wheelchairs (Freedom Designs);

•	complex seating and positioning solutions (Motion Concepts);

•	programmable electronic control systems (Dynamic Controls); and

•	non-delivery oxygen devices (Invacare).
As we pursue a strategy to emphasize clinically differentiated and innovative medical devices, we will take greater advantage of these platforms.
Focusing on critical priorities
When I arrived last year, I immediately set out to determine the company’s strengths, assess competing priorities, eliminate bureaucracy and inefficiencies, and establish a transformation plan to get the company back on its feet. The company clearly needed better alignment of resources working on fewer, more critical priorities. We needed to really tackle quality as the top priority and reinvigorate the innovation engine. Our commercial teams needed to appreciate the great products already in our portfolio and to be guided to winning again on a clinical basis. To accomplish all this and drive urgency, I focused the company on two priorities.
Our clear first priority is creating an enterprise-wide quality culture. Quality applies to everyone at Invacare – all functions, all locations, all jobs and in all our interactions with customers, associates and other constituents. Working in a company focused on quality means working in a business that makes results happen. Associates are empowered to make improvements in work practices and to make their jobs more productive. Solutions from a company with this focus lead to better experiences – more intuitive products that make a better clinical difference, higher customer satisfaction, share gains and better economic returns to reinvest for further growth. This benefits everyone.
Our second priority is to generate profitable growth and cash that will enable reinvestments in innovation and create a sustainable advantage. As part of our transformation, we are applying resources to more advanced clinical products. We are shifting our sales force from a generalist team to one increasingly focused on our most clinical products, including complex rehabilitation technology, therapeutic support surfaces, safe patient handling, non-delivery oxygen technology and bariatric products. Throughout the organization, we will be prioritizing resources and investments in these areas while we look for ways to streamline the balance of our business.
Executing the turnaround
In the second half of 2015 and especially in the fourth quarter, we began to see signs of progress with our two priorities. We improved a number of quality subsystems and accumulated enough evidence to receive a favorable third-party certification report as part of our consent decree with the United States Food and Drug Administration. The company achieved improved gross margin with lower sales as a result of our shift toward clinically complex solutions. We continued to manage spending and working capital. The results were significant with half of the prior year’s adjusted loss, positive adjusted operating income in the fourth quarter and positive free cash flow for both the fourth quarter and year. These were signs that our new focus was beginning to work, compelling us to pivot and increase investments to fund the transformation.
In the first quarter 2016, we raised $150 million of gross proceeds from a convertible debt offering to fund the acceleration of our transformation, grow related working capital, invest in ongoing quality initiatives, manage through our historic seasonality and offset continued foreign currency pressure. More specifically, we are applying the quality improvements we are making at our headquarters and manufacturing facility in Elyria, Ohio broadly across our global network. These investments will give us a competitive advantage. To accelerate our priority of profitable growth, we will increase the size of our global sales force and support our team to be more focused on clinically complex products. To increase awareness and provide more access to our devices, we will invest in more training, an expanded clinical staff and further commercial and marketing activities. We will explore ways to make our operations more efficient and to better align our infrastructure for profitable growth. We also will build on our strong legacy of innovation with investments in engineering and technology, potentially including acquisitions.
Building a strong team
A turnaround plan is only as good as the team executing it. To strengthen our team of associates, we will continue to add talent, improve performance management and change alignment where it makes sense. In 2015, we added two new global engineering leaders and shifted both engineering and global product development to report directly to me. This and other changes will advance the company’s understanding of consumers’ needs and improve our ability to design new clinical solutions. We added a new corporate leader of quality assurance and regulatory affairs in January 2016 to lead the next phase of the company’s enterprise-wide quality improvements, supported by other changes we made in 2015. In addition, we hired and promoted strong commercial leaders who will lead customer engagement within our new strategy.
In parallel, our board of directors has been undergoing its own transformation. Since 2014, six directors have retired from the board, including A. Malachi Mixon, III, Invacare’s founder, who led the company through much of its history and who retired in 2015. These retiring board members had an average of 20 years’ tenure. As a result of these changes, the board has added four new business executives who bring broad perspectives on the shifts taking place in the medical device environment and who have backgrounds in operational excellence. We are fortunate to have a board that is active and involved. I communicate often with our directors. They provide comprehensive regulatory oversight, solid financial acumen and audit review, and give helpful compensation and management development counsel. As chairman, I also benefit from having a board structure with a strong independent lead director who creates an environment of good corporate governance and who sets the tone for the board’s open and constructive engagement, guidance and oversight. Our shareholders are well served by the leadership, expertise and commitment of our directors.
Our team has a clear vision of the future. We have an abundance of opportunities to improve the lives of the people who need our products and to improve our financial results. The path ahead will include some turbulence with changes in reimbursement, expanding regulations and competitive challenges. With our clear priorities, strong management team, dedicated associates and renewed focus on putting the patient at the center of everything we do, we are creating a company that will produce excellent results and sustainable market leadership over time.
I am excited to be at Invacare and to be part of what is ahead. Our associates, shareholders and customers should be excited, too. Invacare is a company with a great legacy in healthcare and a bright future.

Sincerely,
Matthew E. Monaghan
Chairman, President and Chief Executive Officer

This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Please see our statement regarding “Forward Looking Information” on Page I-15 of the 2015 annual report accompanying this letter.